Exhibit 12.1

Summit Hotel Properties, Inc.

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(Dollars in Thousands)

	Summit Hotel Properties, Inc.		Summit Hotel Properties, LLC (Predecessor)
	For the Period February 14, 2011 through		For the Period January 1, 2011 through February 13,		Year Ended December 31,
	June 30, 2011		2011		2010		2009		2008	2007		2006
Earnings
Pre-tax income (loss) from continuing operations	$(494)		$(5,868)		$(20,718)		$(17,779)		$4,011	$3,918		$7,914
Interest expense	6,519		4,666		26,362		18,321		17,025	14,214		11,135
Amortization of financing costs	463		154		1,841		2,059		1,575	1,678		754
Amortization of capitalized interest	225		75		599		599		443	252		28

Total Earnings	$6,713		$(973)		$8,084		$3,200		$23,054	$20,062		$19,831

Fixed Charges
Interest expense	$6,519		$4,666		$26,362		$18,321		$17,025	$14,214		$11,135
Capitalized interest	—		—		—		3,142		3,829	4,490		573
Amortization of financing costs	463		154		1,841		2,059		1,575	1,678		754

Total Fixed Charges	$6,982		$4,820		$28,203		$23,522		$22,429	$20,382		$12,462

Preferred Dividends	—		—		—		—		—	—		—
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	0.96	(1)	(0.20	)(2)	0.29	(3)	0.14	(4)	1.03	0.98	(5)	1.59

(1)	For this period, earnings were less than fixed charges. The total amount of fixed charges for this period was approximately $6,982,000 and the total amount of earnings was approximately $6,713,000. The amount of the deficiency, or the amount of fixed charges in excess of earnings, was approximately $269,000.

(2)	For this period, earnings were less than fixed charges. The total amount of fixed charges for this period was approximately $4,820,000 and the total amount of earnings was approximately $(973,000). The amount of the deficiency, or the amount of fixed charges in excess of earnings, was approximately $5,793,000.

(3)	For this period, earnings were less than fixed charges. The total amount of fixed charges for this period was approximately $28,203,000 and the total amount of earnings was approximately $8,084,000. The amount of the deficiency, or the amount of fixed charges in excess of earnings, was approximately $20,119,000.

(4)	For this period, earnings were less than fixed charges. The total amount of fixed charges for this period was approximately $23,522,000 and the total amount of earnings was approximately $3,200,000. The amount of the deficiency, or the amount of fixed charges in excess of earnings, was approximately $20,322,000.

(5)	For this period, earnings were less than fixed charges. The total amount of fixed charges for this period was approximately $20,382,000 and the total amount of earnings was approximately $20,062,000. The amount of the deficiency, or the amount of fixed charges in excess of earnings, was approximately $320,000.

Summit Hotel Properties, Inc.
Pro Forma For the Period February 14, 2011 through
June 30, 2011(1)
Earnings
Pre-tax income (loss) from continuing operations	$(114)
Interest expense	6,139
Amortization of financing costs	463
Amortization of capitalized interest	225

Total Earnings	$6,713

Fixed Charges
Interest expense	$6,139
Capitalized interest	—
Amortization of financing costs	463

Total Fixed Charges	$6,602

Preferred Dividends	1,688
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	0.81

(1)	In calculating the pro forma ratio of earnings to combined fixed charges and preferred stock dividends, we have assumed that the shares of Series A Preferred Stock offered by this prospectus were issued on February 14, 2011. For purposes of this pro forma calculation, we have assumed the repayment of borrowings drawn on our revolving credit facility with proceeds from this offering; therefore, the pro forma ratio eliminates the amount of the related interest expense for the period from April 1, 2011 (the initial draw on our unsecured credit facility) through June 30, 2011. All amounts drawn on our unsecured credit facility were transferred to our revolving credit facility on April 29, 2011. For this period, pro forma earnings were less than pro forma fixed charges. The total amount of pro forma fixed charges, including assumed preferred stock dividends, for this period was approximately $8,290,000 and the total amount of pro forma earnings was approximately $6,713,000. The amount of the deficiency, or the amount of pro forma fixed charges, including assumed preferred stock dividends, in excess of pro forma earnings, was approximately $1,577,000.